Exhibit 4.75

Execution Version

Notice of Assignment in relation to Statoil

To:	Statoil Orient Inc. (“Statoil”)
Bundesstrasse 3
c/o Ernst & Young
6304
Zug
Switzerland

NAVION MUNIN FIELD CONTRACTS

We refer to:

(a)                        contract no. ANS022731 dated 24 September, 1996 for the design, construction, installation and provision of a floating production, storage and offtake facility for the production of hydrocarbons from the Lufeng oil field, contract no.SC05005A dated 5 April, 2005, in each case made between Statoil and Lufeng Development Company ANS (“LDC”) in relation to the vessel m.v. “MUNIN” registered in the Netherlands Antilles at the port of Willemstad, Curaçao (the “Vessel”) (as amended and supplemented from time to time prior to the date hereof or, with the consent of the Assignee (as defined below), after the date hereof) (“Navion Munin Field Contracts”);

(b)                       the notice of assignment, dated 23 January, 2002, issued to you by us (the “Notice”); and

(c)                        the mortgage over the Vessel dated 28 January, 2002 (the “Mortgage”) granted in favour of the Assignee as described in the Notice.

We hereby give you notice:

1                                that, by a Deed of Release, Discharge, Reassignment and Termination dated 29 June, 2006, the Assignee (as defined in the Notice):

(a)                        reassigned the rights, title, interest and benefit assigned to the Assignee and described in the Notice; and

(b)                       discharged the Mortgage;

2                                that, by a general assignment (the “Assignment”) dated 29 June 2006 made between (inter alios) us and ING Bank N.V. (in its capacity as security trustee) (the “Assignee”), we have assigned by way of security to the Assignee all of our rights, title, interest, and benefit (present and future, actual and contingent) in, to, under and pursuant to the Navion Munin Field Contracts including (but without prejudice to the generality of the foregoing) our rights to receive monies and make claims for damages under and pursuant to the Navion Munin Field Contracts;

3                                that, by a deed of mortgage (the “Mortgage”) dated 29 June 2006 made between Bluewater (Munin) N.V. and the Assignee, we have granted a first priority legal mortgage over the Vessel in favour of the Assignee;

4                                that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 6 below, you are irrevocably authorised and instructed to pay all Compensation (as defined in contract no.SC05005A referred to above) to such account as we may from time to time direct;

5                                that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 6 below, you are irrevocably authorised and instructed to pay all other amounts to account name “LDC Assigned Account ”, account number 02.00.46.588, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V., acting for these purposes as the agent of the Assignee, may from time to time direct;

6                                that, at all times after the Assignee or ING Bank N.V., acting for these purposes as the agent of the Assignee, notifies you in writing that the Assignment has become enforceable, you are irrevocably authorised and instructed to pay all amounts payable to us under and pursuant to the Navion Munin Field Contracts (including all amounts referred to in paragraphs 4 and 5 above) to account name “LDC Assigned Account ”, account number 02.00.46.588, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V. acting for these purposes as the agent of the Assignee, may from time to time direct;

7                                that each amount paid by you in accordance with paragraph 4, 5 or 6 above shall discharge, by a corresponding amount, your payment obligations under the Navion Munin Field Contracts; and

8                                that, unless and until you receive notification to the contrary from the Assignee or ING Bank N.V., acting for these purposes as the agent of the Assignee, we continue to be entitled (without any requirement to first obtain the consent of the Assignee or any other person) to grant any consent, exercise any discretion or determine any matter, or to enforce or exercise any right, remedy or power under or in relation to, the Navion Munin Field Contracts.

Please acknowledge receipt of this notice by signing the acknowledgement endorsed on the enclosed duplicate of this notice and returning that duplicate direct to the Assignee at the address shown, with a copy to us.

For and on behalf of
LUFENG DEVELOPMENT COMPANY ANS
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006

Confirmed and agreed
ING BANK N.V.
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006

To:	ING Bank N.V.

Copy:	Lufeng Development Company ANS

We acknowledge receipt of the notice set out above and consent to the reassignment and assignment referred to therein and to the granting of the Mortgage over the Vessel.

For and on behalf of
Statoil Orient Inc.
by its duly authorised officer

/s/ [ILLEGIBLE]

Dated 04.08.2006